Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K/A of Rayovac Corporation of our report dated October 24, 2003, except as to Note 23, which is as of April 30, 2004, relating to the consolidated financial statements of The Nu-Gro Corporation and Subsidiaries as of September 30, 2003 and 2002 and for the years then ended. We also consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-59086) and Form S-8 (Nos. 333-39239, 333-41815, 333-42443, 333-68250 and 333-117567) of Rayovac Corporation of our report dated October 24, 2003, except as to Note 23, which is as of April 30, 2004, relating to the consolidated financial statements of The Nu-Gro Corporation and Subsidiaries, which appears in the Current Report on Form 8-K/A of Rayovac Corporation dated February 7, 2005 and filed on April 19, 2005.

Chartered Accountants

Kitchener, Canada

April 15, 2005.